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                       [Davis Polk & Wardwell Letterhead]





                                                     June 15, 1998




Brand Scaffold Services, Inc.
15450 South Outer Highway 40, #270
Chesterfield, Missouri 63017

Ladies and Gentlemen:

         We have acted as special counsel to Brand Scaffold Services, Inc. (the "Company") in connection with (i) the Company's offer (the "Exchange Offer") to exchange one share of its 14.5% Senior Exchangeable Preferred Stock due 2008, $0.01 par value per share (the "New Preferred Stock"), which has been registered under the Securities Act of 1933, as amended, for each outstanding share of its 14.5% Senior Exchangeable Preferred Stock due 2008, $0.01 par value per share (the "Old Preferred Stock" and together with the New Preferred Stock, the "Preferred Stock") and (ii) the registration of $134,081,362 aggregate principal amount of the Company's 14.5% Junior Subordinated Exchange Debentures due 2008 (the "Exchange Debentures") issuable upon exchange of the Preferred Stock.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

         Upon the basis of the foregoing we are of the opinion that:

         1. The New Preferred Stock has been duly and validly authorized by the Company for issuance and when delivered in exchange for the Old Preferred Stock in accordance with the Exchange Offer, will be validly issued, fully paid and non-assessable.






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Brand Scaffold Services, Inc.                 2                 June 15, 1998

         2. The Exchange Debentures issuable upon exchange of the Preferred Stock, when issued in accordance with the terms of the Certificate of Designations and validly executed, authorized and delivered in exchange for the Preferred Stock, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally and equitable principles of general applicability.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

                                                     Very truly yours,


                                                     Davis Polk & Wardwell